FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity California Municipal Trust

Fund	Fidelity California Municipal Income Fund
Trade Date	2/27/13
Settle Date	3/7/13
Security Name	VENTURA CNTY CA FIN 5% 11/1/26
CUSIP	923078AP4
Price	118.116
Transaction Value	$ 1,181,160.00
Class Size	$ 247,505,000
% of Offering	0.404%
Underwriter Purchased From	Citigroup
Underwriting Members: (1)	Citigroup
Underwriting Members: (2)	Barclays
Underwriting Members: (3)	De La Rosa & Co.
Underwriting Members: (4)	Fidelity Capital Markets